UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2012

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

4001 204th St. SW. Lynnwood, WA	98036
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Director

On August 14, 2012, Zumiez Inc. (the “Company”) appointed Travis D. Smith to the Company’s Board of Directors. Mr. Smith will serve as an independent Class II director, until the Company’s upcoming 2013 annual meeting of shareholders, at which Mr. Smith will be standing for re-election for a term to expire at the Company’s 2016 annual meeting of shareholders. Mr. Smith will serve on the Company’s Audit Committee.

Travis D. Smith, 39, is the CEO and President of Jo-Ann Stores. Mr. Smith began his career with Jo-Ann Stores in 2006 serving as the Executive Vice President, Merchandising and Marketing. In February 2009, Mr. Smith was named Chief Operating Officer and added the duties of President in February 2010, then Chief Executive Officer in August 2011. Prior to his employment with Jo-Ann Stores, Mr. Smith held merchandising and marketing positions of increasing responsibility with Fred Meyer Stores, a division of the Kroger Company, ultimately serving as Senior Vice President, General Merchandise. Mr. Smith is a graduate of the University of Notre Dame with a Bachelor’s Degree in Business Marketing and Communications.

There are no arrangements or understandings between Mr. Smith and any other persons pursuant to which Mr. Smith was selected as a director. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, with the Company to which Mr. Smith was or is to be a party, in which Mr. Smith, or any member of his immediate family, has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: August 14, 2012	By:	/s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer